PURSUANT TO THE “LAND TRANSFER FORM ACT, PART 2”

THIS INDENTURE OF SUBLEASE effective as of the 15th day of March, 2005.

AMONG:

SIERRA SYSTEMS GROUP INC., 2500-1177 West Hastings

Street, Vancouver, British Columbia, V6E 2K3

(the “Sublandlord”)

AND:

BAJA MINING CORP., 1880-1066 West Hastings Street,

Vancouver, British Columbia V6E 2K3

(the “Subtenant”)

WHEREAS:

(A)

The Sublandlord is the tenant under and by virtue of a lease (the “head Lease”), between Golden Properties Ltd., as landlord (the “Head Landlord”) and the Sublandlord as tenant, of certain premises described as the 23rd, 24th, 25th and 26th Floors, 1177 West Hastings Street, Vancouver, British Columbia, (the “Building”) and as more particularly described in the Head Lease (the Leased Premises”); and

(B)

The Subtenant wishes to sublease that portion of the Leased Premises located on the 23rd Floor of the Building, being approximately 5,517 square feet and outlined in dark outline on Schedule “A” hereto (the “Subleased Premises”) and for this purpose has requested that the Sublandlord enter into this Sublease with it.

THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

PART 1

TERM

1.1

The Sublandlord does hereby demise and sublease unto the Subtenant the Subleased Premises and all the benefit and advantage to be derived therefrom, and all the interest of the Sublandlord under and by virtue of the Head Lease in respect of the Subleased Premises, to have and to hold the same unto the Subtenant for the use and occupation of the Subtenant for a term of 63 months less one day commencing July 1, 2005 and ending September 29, 2010 (the “Term”).

PART 2

COMPLIANCE WITH HEAD LEASE

2.1

Except as otherwise herein provided or as may be otherwise inconsistent with the Sublease, the Subtenant covenants and agrees with the Sublandlord that it will perform and observe all the covenants and conditions on the part of the Sublandlord to be observed and performed under the provisions of the Head Lease in respect of the Subleased Premises, and all the terms, agreements, conditions and provisos on the part of the Sublandlord as tenant to be observed and performed under the provisions of the Head Lease are hereby made a part of this Sublease, mutatis mutandis, to be observed and performed by the Subtenant.

2.2

All the covenants contained in the Head Lease to be performed and observed by the Sublandlord as tenant shall be construed as covenants and agreements of the Subtenant with the Sublandlord for the benefit of the Sublandlord except as herein otherwise provided.

2.3

 The Subtenant covenants and agrees that it will not do or permit to be done anything which requires the prior consent of the Head landlord or any other party whose consent may be required pursuant to the Head Lease without first obtaining the prior written consent of such party or parties and delivering an executed counterpart thereof to the Sublandlord and without also first obtaining prior written consent of the Sublandlord, except as herein otherwise provided, the giving of such consent to be subject to the same terms and provision as are applicable thereto under the terms of the Head Lease, and without limiting the generality of the foregoing, the Sublandlord may withhold or delay giving any such consent until the written consent of the Head Landlord or any party whose consent may be required pursuant to the Head Lease has in each case been given and until an executed counterpart of that consent has been delivered to the Sublandlord.

2.4

 Except as provided in Schedule “B” and in Section 2.5, or as may be otherwise inconsistent with this Sublease, all of the terms, covenants, conditions, provisos and other provisions in the Head Lease to be performed by the Head Landlord are hereby extended to the Subtenant by the Sublandlord and shall be enforceable against the Sublandlord by the Subtenant as if the Sublandlord was the “Landlord” under the Head Lease and the Subtenant was the “Tenant” under the Head Lease and the Subtenant, as against the Sublandlord, will enjoy and have the benefit of all of the terms, covenants, conditions, provisos and other provisions which the Sublandlord enjoys and has the benefit of as against the Head Landlord under and pursuant to the Head Lease, all to the extent applicable of the Subleased Premises.

2.5

While the Sublandlord shall not itself be required to comply with the provisions of Sections 4.3, 4.6, 6.1, 7.5, 8.1, 10.1, 10.2, 10.3, 10.6 and the Head Landlord’s obligation to repair in 12.1 in the Head Lease, it will take all reasonable steps as Tenant under the Head Lease to require the Head Landlord to comply with the provisions thereof.

PART 3

SUBTENANT’S COVENANTS

3.1

Without limiting the generality of the foregoing, the Subtenant covenants and agrees with the Sublandlord as follows:

(a)

to pay the Sublandlord at the office of the Sublandlord at the address set forth herein, or at such other place or to such other person as the Sublandlord may designate in writing, rent at a rate of $74,479.50 per annum in equal monthly instalments of $6,206.63 plus Goods and Services Tax, on the first day of each every month of the Term without set-off, abatement or deduction, commencing on July 1, 2005;

(b)

to pay to the Sublandlord, or as the Sublandlord shall otherwise direct, its proportionate share of all other amounts and charges payable under the Head Lease in respect of the Subleased Premises as determined by the Sublandlord acting reasonably;

(c)

to take the Subleased Premises as they exist at the commencement of the Term and to pay for any and all changes or additions thereto required by reason of the occupancy thereof by the Subtenant and to make any such changes and additions only with prior written consent of the Sublandlord, such consent not to be unreasonably withheld; and

(d)

it will only use the Sublease Premises for the purposes of a general business office.

3.2

This Subtenant shall make arrangements directly with the Head Landlord for parking stalls in the Building.

PART 4

SUBLANDLORD’S COVENANTS

4.1

The Sublandlord represents and warrants and covenants and agrees with the Subtenant as follows:

(a)

provided the Subtenant is not in default under any covenant or obligation on its part to be observed and performed hereunder the Sublandlord shall assure unto the Subtenant quiet enjoyment of the Subleased Premises;

(b)

all rents have been paid and all covenants have been performed under the Head Lease to the date of execution hereof; and

(c)

it will pay all rents and other monies when required under the Head Lease as and when due and it will observe and perform, promptly and punctually all covenants, agreements, obligations, provisos and conditions in the Head Lease except to the extent required by the Subtenant; and

(d)

it will not surrender or modify the Head Lease as it relates to the Subleased Premises during the Term or any renewal hereof.

PART 5

INDEMNITY

5.1

The Subtenant shall throughout the term hereof indemnify, protect, save and keep harmless the Sublandlord, its agents, employees, officers, directors, successors and assigns, from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, costs and, expenses, including legal expenses of whatsoever kind and nature, imposed on, suffered or incurred by or asserted against the Sublandlord, its agents, employees, officers, directors, successors and assigns, whatsoever in any way

(a)

relating to or arising out of any default of the Subtenant hereunder including, without limitation, any such defaults which constitute a default under the Head Lease, or

(b)

resulting from, arising from or any way incidental to the Subtenant’s occupation of the Subleased Premises pursuant to the terms hereunder,

except to the extent caused by the negligence of the Sublandlord.

5.2

The indemnities contained in this Section shall survive the termination of this Sublease.

PART 6

SUBLANDLORD MAY CURE DEFAULTS

6.1

On default by the Subtenant hereunder, the Sublandlord may, but shall not be obligated, to perform any of the covenants on the part of the subtenant hereunder and the cost and expense thereby incurred by the Sublandlord shall forthwith become due and payable by the Subtenant to the Sublandlord.

PART 7

TERMINATION OF THE HEAD LEASE

7.1

It is hereby agreed that should the Head Lease be terminated for any reason this Sublease shall terminate as of the date of termination of the Head Lease and upon such termination:

(a)

the Subtenant shall pay to the Sublandlord all rents, taxes, interest or other charges owing to the Sublandlord at the time of termination;

(b)

if the termination of the Head Lease is caused by or attributable to any act of omission of the Subtenant or any default by it under this Sublease, the Subtenant shall pay to the Sublandlord all damages, costs and expenses, including legal fees and disbursements and all other amounts of any nature whatsoever for which the Sublandlord is liable to pay under the Head Lease by reason of the termination of the Sublease; and

(c)

if the termination of the Head Lease is terminated by reason of a default by the Sublandlord under the Head Lease, or a surrender of the Sublease by the Sublandlord, the Sublandlord shall be liable to the Subtenant for any damages, costs or expenses, including legal fees and disbursements, which are suffered or incurred by the Tenant as a result of such termination or surrender.

PART 8

FURTHER ASSURANCES

8.1

Each of the parities hereto shall at all times hereafter execute and deliver at the request of the other all such further documents, deeds, instruments and shall do and perform all such acts as may be necessary to give full effect to the intent and meaning of this Sublease.

PART 9

NOTICE

9.1

Any notice required or permitted to be given under this Sublease shall be given in writing and shall be delivered by personal delivery to the other party at the other party’s address set forth on page one or to such other address as may from time to time be designated by notice given in the manner herein provided.

PART 10

SEVERABILITY

10.1

Should any part of this Sublease be declared or held invalid for any reason, such invalidity shall not affect the validity of the remainder which shall continue in full force and effect and be construed as if this Sublease had been executed without the invalid portion and it is hereby declared the intent of the parties hereto that this Sublease would have been executed without reference to any portion which may, for any reason, be hereafter declared or held invalid.

PART 11

REGISTRATION

11.1

The Subtenant shall not be entitled to register this Sublease in the applicable Land Title Office and the Sublandlord shall not be required to deliver this Sublease in registrable form.

PART 12

ENUREMENT

12.1

This Sublease shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

PART 13

TIME OF ESSENCE

13.1

Time is of the essence of this Agreement and each of the terms and conditions hereof.

PART 14

GOVERNING LAW

14.1

This Sublease shall be governed by and construed in accordance with the laws of British Columbia.

PART 15

INTERPRETATION

15.1

Wherever the singular or masculine are used herein the same shall be deemed to include the plural or the feminine, or the body politic or corporate as the context and parties may require and the covenants and agreements of the Subtenant herein shall be joint and several.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

SIERRA SYSTEMS GROUP INC.

by its authorized signatory:

Per:

“Signed”

Authorized Signatory

BAJA MINING CORP.

by its authorized signatory:

Per:

“Signed”

Authorized Signatory

Schedule “A”

Plan

Schedule “B”

The following provisions in the Head Lease are not required to be extended by the Sublandlord for the Subtenant as contemplated in section 2.4:

1.

Any tenant improvement allowance;

2.

Any work except as described as Sublandlord’s Work in the Offer to Lease between the Sublandlord and the Subtenant dated January 21, 2005;

3.

Any right of first refusal to lease other space in the Building;

4.

Any right to install signage on or in the Building;

5.

Any option to renew;

6.

Any parking.

This Amendment/Addendum shall be attached to and become part of the Offer to Sublease between SIERRA SYSTEMS GROUP INC (Sublandlord) and BAJA MINING CORP. (Subtenant)

Address:

A portion of the 23rd floor of 1177 West Hastings Street, Vancouver, BC

The Sublandlord and Subtenant hereby agree to extend all of the Conditions Precedent contained in Sections 11 and 12 of the above referenced Offer to Sublease to 12:00 noon P.S.T. Wednesday March 2, 2005.

In reference to Section 5 of the Offer to Sublease accepted January 28, 2005, The Sublandlord and Subtenant hereby, confirm their mutual agreement that the Subtenant will pay a Rent Deposit of $51,357.75 to the Sublandlord upon execution of the Sublease.

This Rent Deposit will be applied to Basic Rent, Operating costs and Property Taxes due under the Sublease in the 6th, 13th, 24th, and 37th months of the term thereof.

Should the Subtenant default under the terms of the Sublease, the Sublandlord shall be entitled to retain the full amount of the Rent Deposit without prejudice to any rights or remedies available to the Sublandlord as a result of such default.

Please indicate your agreement to the above terms and conditions by executing a duplicate copy of this letter and return it to us.

ALL OTHER TERMS AND CONDITIONS TO REMAIN IN FULL FORCE AND EFFECT.

 “Signed”

“Signed”

Witness

SIERRA SYSTEMS GROUP INC.

(Sublandlord) (Authorized Signatory)

February 28, 2005

Date

“Signed”

“Signed”

Witness

BAJA MINING CORP.

(Subtenant) (Authorized Signatory)

March 1, 2005

Date